EXHIBIT 10 (xxv)





                    LICENSE AGREEMENT


     This AGREEMENT, is made and entered into as of this 29th day of February, 1996 by and between F.H. FAULDING
& CO. LIMITED, a corporation organized under the laws of South Australia ("Licensor") and PUREPAC, INC., a
Delaware corporation ("Licensee").


                  W I T N E S S E T H:


     WHEREAS, Faulding Holdings Inc., a wholly owned subsidiary of Licensor ("Faulding"), and Licensee entered into a Stock Purchase Agreement dated as of January 23, 1996 (the "Stock Purchase Agreement") pursuant to which
Licensee, as of the date hereof, purchased all of the outstanding common stock of each of Faulding Puerto Rico, Inc., Faulding Pharmaceutical Co. and Faulding Medical
Device Co. (collectively, the "Subsidiaries"), formerly the wholly-owned subsidiaries of Faulding, in exchange for certain shares of Licensee's common stock;

     WHEREAS, Faulding and Licensee also entered into a Preferred Stock Purchase Agreement dated as of January
23, 1996 pursuant to which, as of the date hereof, Faulding purchased 150,000 shares of Licensee's Series B
Preferred Stock for a purchase price of $15,000,000 (the
"Preferred Stock Agreement") (the Stock Purchase
Agreement and the Preferred Stock Agreement are collectively referred to as the "Faulding Transaction");

     WHEREAS, as a result of the Faulding Transaction, Faulding is a majority owner of Licensee's common stock, giving effect to the conversion of all of the preferred stock of Licensee owned by Faulding;

     WHEREAS, as a result of the Faulding Transaction, the Licensee intends to change its name to "Faulding
Inc." and to cause the Subsidiaries to continue to use the name "Faulding" in their corporate names; and

     WHEREAS, Licensor, as the sole owner of all the rights, title and interest in and to the duly registered tradename "Faulding", desires to grant, and Licensee desires to receive, a limited license to use the tradename "Faulding" according to the terms of this Agreement;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants herein contained, and for other good, valuable and sufficient consideration given by each party to the other, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts a non-exclusive, royalty-free license: (i) to use and display the tradename "Faulding" (the "Tradename") solely in connection with Licensee's business as it is currently configured including, but not limited to, the development, manufacture and sale of generic drug products ("Licensee's Business"); and (ii) for the use by each of the Subsidiaries solely in connection with their respective businesses as currently configured, in accordance with the terms and provisions of this Agreement.

     2. Territory of License. Licensee may exercise the rights granted by this license throughout the world.

     3.   Term of License; Termination.

                a.  At any time after Faulding no longer
holds more than 50% of the outstanding common stock of Licensee on a fully diluted basis, Licensor may notify
Licensee that it has three (3) years from the date of such notice in which to continue to use the Tradename as provided herein. Licensee's ability to continue to use the Tradename after such three year period will be subject to its reaching an agreement with Licensor governing such use.

               b.   Licensor may terminate this
Agreement, and the license hereby granted, on thirty (30) days' prior written notice to Licensee in the event that Licensee violates any of its obligations under this Agreement or in the event that Licensee breaches any covenant or warranty made in this Agreement.

               c.   Licensor may terminate this license
on thirty (30) days' prior written notice to Licensee in the event that, in the exercise of its sole and absolute discretion, it declines to continue using, maintaining, or defending the validity of the Tradename. In the event that the license terminates pursuant to this paragraph 3 c, and Licensor intends to cease use of the Tradename, Licensee shall be entitled to purchase an assignment of the Tradename from Licensor for one dollar ($1) by so notifying Licensor of such intent, after receipt of Licensor's notice and before the expiration of this License Agreement.

     4.   Protection of Trademark.

          a)   Claims by Third Parties, Licensor's
     Indemnification. In the event that Licensee or the Subsidiaries, or any of them, is informed of any claim, suit or demand against Licensee on account of any alleged infringement, unfair competition, or similar matter relating to its use of the Tradename, Licensee shall promptly notify Licensor of any such claim, suit or demand. Thereupon
     Licensor shall promptly, take such action as may be necessary to protect and defend Licensee against any such claim by any third party and shall indemnify Licensee against any losses, costs or expenses incurred in connection therewith.
     Licensee shall have no independent power or authority to settle or compromise any such third party claim without prior written specific authorization from Licensor, who shall have the right to defend, compromise or settle any such claim, at its sole cost and expense using attorneys of its own choosing. Licensee agrees to cooperate fully with Licensor in connection with the defense or settlement of any such claim.

          b)   Infringement by Third Parties.  In the
     event that Licensee, the Subsidiaries, or any of them, believes that any third party is improperly using a trademark, tradename or logotype confusingly similar to the Tradename, Licensee shall promptly notify Licensor of all facts known to it relating to such use. Thereupon Licensor shall conduct its own investigation of such alleged infringing use and shall have the sole right to take any action it deems necessary to protect the Tradename. Licensee shall have no right to prosecute any claim against any alleged infringer of either the Tradename or Licensee's licensed use thereof and shall have no right to settle or compromise any claim against such alleged infringer, or to participate in any litigation against such alleged infringer. Licensee agrees to cooperate fully with Licensor in connection with the prosecution of any claim against such alleged infringer which may be brought by Licensor.

          c)   No Contest.  Licensee shall not, nor
     cause the Subsidiaries to, contest or deny the validity or enforceability of the Tradename or oppose or seek to cancel any registration thereof by Licensor, or aid or abet others in so doing either during the Term of this Agreement or at anytime thereafter.

          d) Maintenance of the Tradename. Licensor at all times during this Agreement shall maintain the viability of the Tradename and shall undertake to make all filings, and to take all other reasonable steps necessary to protect the Tradename.

     5. Compliance with the Laws. Licensee shall use the Tradename, and conduct Licensee's Business thereunder, and insure that the Subsidiaries use the Tradename and conduct their respective businesses thereunder, in strict compliance with all applicable laws, rules and regulations of all applicable government authorities. Throughout the period hereof, including the wind-down period contemplated by paragraph 3 hereof, Licensee shall undertake no course of action, and will insure that the Subsidiaries undertake no course of action, which may lead to a loss of goodwill or other diminution in value of the Tradename, and shall use its reasonable commercial efforts and cause the Subsidiaries to use the same, to enhance the goodwill and value of the Tradename.

     6. Indemnification by Licensee. Licensee hereby agrees to defend, indemnify and hold harmless Licensor from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description, and all costs, including attorney's fees, incurred by Licensor in connection therewith, arising out of or relating to the rights granted to Licensee hereunder or any acts, omissions, statements, or representations of any employee, agent, subsidiary (including, but not limited to, the Subsidiaries) officer or director of Licensee relating thereto. Licensor shall notify Licensee of any such suit, action, claim, judgment, debt, obligation or right of action promptly upon receiving notice or being informed of the existence thereof. Upon such notice
Licensee shall promptly take such action as may be necessary to protect and defend Tradename against such suit, action, claim, judgment, debt, obligation or right of action and shall indemnify Licensor against any loss, costs or expenses incurred in connection therewith.
Licensor shall have no power or authority to settle or compromise any such suit, action, claim, judgment, debt, obligation or right of action and Licensor agrees to cooperate fully with Licensee with the defense thereof.

     7. Assignment. Licensee's rights and interests hereunder may not be assigned, pledged, conveyed or otherwise transferred without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Any such purported unauthorized pledge, assignment, conveyance or transfer shall be null and void.

     8. Employment of Agents. Notwithstanding the terms of paragraph 7 hereof, Licensee may employ or cause any or all of the Subsidiaries to employ, the services of distributors, throughout the Territory for and on its behalf provided that such distributors shall not, directly or indirectly, be assignees or sublicensees of Licensee and provided that at all times Licensee shall be fully responsible for the actions of such distributors and performance which shall conform in all respects to the requirements of this Agreement.

     9.   Effect of Termination.  In the event of
expiration or termination of this Agreement pursuant to paragraph 3 hereof, Licensee shall, and shall likewise cause the Subsidiaries to, forthwith discontinue the use of the Tradename, and the Tradename, or any symbols deceptively similar thereto, shall thereafter not be used in any manner, or for any purpose, directly or indirectly, by Licensee and/or the Subsidiaries, and each of them. Upon the termination or expiration of this Agreement Licensee shall, and shall cause the Subsidiaries or any of them to, promptly take all necessary steps to sever all connection with the Tradename including, but not limited to, amending all of its corporate documents, stationery, brochures, advertising materials, charter and other filings.

     10.  Rights of Licensor.  The expiration or
termination of this Agreement shall be without prejudice to any other rights or claims of Licensor against Licensee or any or all of the Subsidiaries or any other remedy available to it. Such expiration or termination shall not relieve Licensee of any of its obligations to Licensor existing at the time of expiration or termination, or terminate those obligations of Licensee which, by their nature, survive the expiration or termination of this Agreement.

     11.  Miscellaneous.

          a)   Survival of Representations, Warranties
     and Covenants. All statements contained in this Agreement shall be deemed representations, warranties and covenants by the Licensor or the Licensee, as the case may be, hereunder. All representations, warranties, covenants made by the Licensor and by the Licensee of this Agreement, or pursuant hereto, shall survive the termination of this Agreement.

          b) Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by postal service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

               To the Licensee:

               Faulding Inc.
               200 Elmora Avenue
               Elizabeth, New Jersey  07207
               Attention:  President
               Fax No.: +1 908 355-7048


               To the Licensor:

               F.H. Faulding & Co. Limited
               160 Greenhill Road
               Parkside, So. Australia  5064
               Attention: Secretary
               Fax No.: +618 373 3120


     Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the tenth business day following the date deposited with the postal service, or
     (iii) 5 days after shipment by such courier service.

          c)   Construction.  This Agreement shall be
     construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

          d)   Counterparts.  This Agreement may be
     executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

          e) No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
     All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

          f)   Entire Agreement.  This Agreement sets
     forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

          g)   Headings.  The headings of the Sections
     of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

          h)   Severability.  To the extent that any
     provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                              F.H. FAULDING & CO. LIMITED


                              By:

                                   Dr. Edward Tweddell
                                   Managing Director


                              PUREPAC, INC.


                              By:

                                   Richard Moldin
                                   Chief Executive
                                   Officer